Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Acquires 3-D Service,
Enters Growing Wind Power Repair Market
Acquisition Funded by $20 Million Equity Investment

SOUTH BEND, Ind., Dec. 3, 2007– Industrial services provider MISCOR Group, Ltd. (OTC BB: MCGL) today announced it has acquired privately held 3-D Service, Ltd., a provider of industrial services to the wind energy industry. 3D Services had revenues of $16.1 million for the first 10 months of 2007.

MISCOR also announced it closed a $20 million equity investment by institutional investor Tontine Capital Partners, L.P.  Proceeds from the private placement will be used to fund costs associated with the acquisition of 3-D Service as well as for future working capital and acquisition activity.

“3-D Service is an outstanding example of what we look for in an acquisition – a complimentary culture focused on service, talented management and team depth, and additive service expertise to expand our offerings,” said John Martell, President and CEO of MISCOR.  “This acquisition allows us to expand our growing Midwest presence, and gives us a foothold in the wind energy industry, which we believe has great growth potential and a positive environmental impact.  Our $20 million equity raise was instrumental in completing this acquisition and also serves as an endorsement of our business model and growth prospects.”

As part of the acquisition, MISCOR said Bernie DeWees, Owner and current President of 3-D Service, will join MISCOR as President of Magnetech Industrial Services.  DeWees brings more than 29 years of experience in the industrial services industry, the last five as President of 3-D Service which he has more than doubled in size during that period.

Bernie DeWees, President of 3D, said: “We are pleased to be part of MISCOR’s vision to become a national service provider of choice.  We have shared values, complimentary services and clear potential to be stronger as a team, and I look forward to leading Magnetech Industrial Services and working alongside some of the most experienced people in the industrial services market.”

Martell concluded: “As we continue to execute our strategic plan to expand through organic- and acquisition-based growth, we’re fortunate to get both new services and a strong team with this deal.”  This transaction marks MISCOR’s tenth acquisition since 2000 and the second in the past three months.

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MISCOR – page 2 of 2

3-D Service will become part of the Company’s wholly-owned subsidiary Magnetech Industrial Services, and immediately bolsters its industrial services offerings while expanding its geographic reach in the Midwest.  3-D Service specializes in the sales, repair and service of commercial and industrial equipment in numerous markets, including electric utility, wind power, automotive, manufacturing, plastics and others.  3-D Service also provides 24-hour onsite emergency services in addition to its patented Total Motor Management™ program, focused on reducing the risk of equipment breakdowns while lowering repair costs for customers.  The addition of 3-D Service’s 120 employees and its Ohio-based facilities open the door to new business opportunities while enabling MISCOR to provide expanded services to its current roster of blue chip clients.

In addition to the acquisition, MISCOR’s board of directors approved a 1-for-25 reverse stock split of the Company’s common stock.  The reverse split is expected to be effective Jan 10, 2008.   Shareholders with a total number of shares not divisible by 25 will receive a cash equivalent for the fractional shares held. MISCOR currently has 271.8 million shares outstanding, and will have approximately 10.9 million shares outstanding once the split is effective.

Financial terms of the 3-D Service acquisition and equity investment are available on separate Form 8-Ks filed with the Securities and Exchange Commission (SEC) at www.sec.gov.

About MISCOR
South Bend, Ind.-based MISCOR Group, Ltd. (OTC BB: MCGL) provides electrical and mechanical solutions to industrial, commercial and institutional customers through two segments: RRM (repair, remanufacturing and manufacturing) segment, which provides maintenance and repair services for industrial motors, generators and lifting magnets, and diesel engine component  manufacturing, remanufacturing and repair services; and CES (construction and engineering services) segment, which provides a wide range of electrical and mechanical contracting services and engineering and repair services for electrical power distribution systems. MISCOR was ranked on the Inc. 500 in 2004 and 2005 and has grown to more than 600 employees in 14 locations nationwide.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements.  For further discussion of risks and uncertainties, individuals should refer to the Company's SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:
Rich Mullin, CFO                                                                      Jeff Lambert, Patrick Kane
MISCOR Group, Ltd.                                                                Lambert, Edwards & Associates, Inc.
(574) 234-8131                                                                           (616) 233-0500 pkane@lambert-edwards.com